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                                                                   EXHIBIT 10.28

                      [LETTERHEAD OF BANK OF BUTTERFIELD]

Ocean Conversion (Cayman) Limited                       2"" January 2002
Suite 381
48 Par-La-Ville Road
Hamilton HM 1 1

Attention: Dr. William T. Andrews
           Managing Director

Dear Sirs,

Thank you for your interest in a credit facility from the Bank of Butterfield. The Bank is pleased to make a U.S. Dollar facility available to you subject to the following terms and conditions:-

BORROWER:                  OCEAN CONVERSION (CAYMAN) LIMITED

AMOUNT:                    US $2,400,000 (Two Million Four Hundred Thousand
                           United States Dollars)

EVIDENCE OF DEBT:          Demand promissory note(s)

PURPOSE: To finance the cost of constructing a new reverse osmosis plant at Red Gate Road, Grand Cayman, Cayman Islands

TERM: Subject to the terms of this Letter, the loan will mature in 5 (five) years from the 3 1"' December 2002 under this Facility Letter. For purposes of this Letter, a year shall be reckoned as 360 days.

CONDITIONS PRECEDENT:      The Bank shall not be obliged to permit any drawing
                           of monies under this Letter until it has received as conditions precedent, in each case in form and substance satisfactory to the Bank, the documents, items and evidence specified in Schedule #1 to this Letter (or the Bank having waived any one or more of them in the Bank's absolute discretion and subject to any condition(s) we may think fit). The Bank's obligation to permit any drawing is conditional upon YOU being in compliance at the relevant time with the terms and conditions of, and there being no breach of or default under

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
Page 2

                           this Letter, and such obligation shall be subject to the Bank's rights under this Letter.

DRAWDOWN:                  Subject to the terms of this Letter, you may draw
                           down on the facility (in integral multiples of $100,000.00,) on any business day, upon giving the Bank not less than three (3) business days prior written notice stating the proposed drawdown date.
                           Such notice shall constitute a representation and warranty to the effect that, on the date of that notice, the representations and warranties is detailed later in this Letter remain true and correct and that the undertakings have been fully performed.
                           On the drawdown date the Bank shall (if satisfied that your payment instructions are consistent with the expressed purpose(s) of this credit facility) pay the loan advance to such person and bank account as you may instruct in the notice of drawdown. In this Letter, "drawdown date" means the date on which an advance is made to you under this facility and "business day" means a day (not being Saturday, Sunday or a public holiday) on which banks are open in Bermuda, London and New York for business of the kind contemplated by this Letter.

RATE OF INTEREST:          Interest on the monies drawn by you under this Letter
                           shall be calculated, in respect of each Interest
                           Period at the rate determined by the Bank two (2) business days before the Interest Period at being 1.5% ABOVE THE 3 MONTH RATE the Bank is offered funds in the London InterBank Euro-Dollar market in the approximate amount of the monies drawn or to be drawn by you under this Letter. In this Letter, "Interest
                           Period" shall mean each successive period of 90 days calculated from the date of initial drawdown and notified to the Bank on or before the date (in this Letter the "Interest Review Date") which is two business days before the beginning of that Interest
                           Period.

INTEREST PAYMENT:          You shall pay interest to the Bank on the principal
                           amount of your indebtedness from time to time outstanding under this Letter, at the rate of interest determined in accordance with this Letter.
                           You shall pay such interest QUARTERLY in arrears calculated from the date of initial drawdown on the basis of a 360 day year, provided that if any such interest payment should fall due and payable on a day which is not

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
Page 3

                           a business day as herein defined the payment shall be made on the next following business day.

REPAYMENTS:                Commencing 31" December 2002, the loan is to be
                           repaid by EQUAL SEMI-ANNUAL INSTALLMENTS OF $240,000 to cover principal which should retire the loan within the agreed term; however, should a balance be remaining, or in the event of a change in the Rate of Interest, the Bank reserves the right to require a balloon payment or make such adjustment as to principal and interest as is necessary in order that the loan is repaid in full within the agreed term.

PREPAYMENTS:               You may prepay all or (part, limited to a minimum of
                           $100,000 at any one time) of the total amount of monies hereunder on any Interest Review Date.
                           provided that you shall have given the Bank not less than three (3) business days prior notice of such prepayment (which shall be irrevocable and binding).
                           Such prepayment shall be made together with accrued interest on the amount prepaid.

LATE PAYMENTS:             If you fail to pay in full any amount due and payable
                           to the Bank under this Letter, whether principal, interest, fees, costs, expenses or otherwise, then you shall pay the Bank interest on the unpaid amount from its due date to the date of actual payment (as well before as after judgement) at a rate of interest calculated as the sum of:

                           1) the principal interest rate;

                           2) the excess cost of interest that the Bank would incur in funding the overdue amount in the London Interbank Market for such period as the Bank determines to be reasonable in the circumstances (as to which a certificate of the Bank shall be conclusive evidence);

                           3) 2%. Such interest shall be payable at any time on demand. Payments received by the Bank shall be applied first towards costs and expenses, then towards fees and accrued interest and then towards repayment of principal.

EARLY REPAYMENT FEE:       Should the borrowing be repaid prior to any Interest
                           Review Date, the Bank reserves the right to charge an early repayment fee.

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
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FACILITY FEE:              A facility fee of 75 basis points (US $18,000.) is
                           payable to the Bank upon acceptance of this Letter.

SECURITY:

                           - The Bank will take a Registered First Priority Fixed & Floating Charge over the assets of The Company in its standard form. (The Charge is to be duly registered in Cayman and Bermuda).

                           - The Bank requires that a full Comprehensive Insurance Policy over the Plant at Red Gate Road, Grand Cayman be taken out with the Bank listed as Loss Payee. The Bank will require confirmation of such from the Insurance Company.

                           - The Bank will require a Guarantee for $2,400,000 from Edmund Gibbons Limited. It is strongly recommended that Edmund Gibbons Limited takes independent legal advice in respect of the guarantee and the obligation thereunder.

DOCUMENTATION:

                           -   The Bank will require a Certified Board
                               Resolution of the Borrower, authorizing entry into this Credit Facility, the mortgaging of its assets and advising who is authorized to sign the necessary documentation.

                           - The Bank require an Attorney's Confirmation that the Borrower has the powers to enter into this Credit Facility and mortgage its assets in the proposed manner, and that these are for lawful business objects of the Borrower.

                           - The Bank will require a Certified List of Officers and Directors of the Company.

                           -   Receipt of a signed copy of:

                               A) Contract between Cayman Water Authority and Ocean Conversion (Cayman) Ltd.

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
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                               B)  Licence from the Government of The Cayman
                                   Islands.

                           -   The Bank will require a Certified Board
                               Resolution of Edmund Gibbons Limited, covering the Guarantee and advising who is authorised to sign the necessary documentation on behalf of The Company.

                           - The Bank will require an Attorney's Confirmation that the Guarantor has the power to enter into the loan transaction in proposed manner and that these are for lawful business objects of The Company.

UNDERTAKINGS               You undertake to the Bank that, so long as the
                           agreement constituted by this Letter remains operative, you will:

                           1) deliver to the Bank within ninety (90) days after the end of your financial years, copies of your audited financial statements for those years;

                           2) at the same time as they are delivered to your shareholders, copies of all annual reports and other information of a financial or business nature;

                           3) quarterly or other regular management reports as may be required by the Bank, in form satisfactory to the Bank;

                           4) upon request, such other information of a business or financial nature as the Bank may reasonably require;

                           5) promptly inform the Bank of your financial position generally which would be material to be known to a director of you or to a lender to you.

                           6) notify us of any default by Cayman Water Authority under the Terms of the Contract Document.

                           7) maintain in full force and effect all government, tax, monetary and other approval required to enable you to maintain your corporate status, to continue to carry on your business and affairs, and to repay the loan and to pay

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
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                           interest thereon in US dollars without deduction or
                           withholding of any taxes or other monies;

                           8) pay all sums falling due under this Letter on their due dates.

CHANGES IN CIRCUMSTANCES:

                           1) If it becomes illegal under any law applying to the Bank for it to make or maintain the credit facility under this Letter, then the Bank's commitment to continue the credit facility shall end and any monies drawn hereunder shall be repaid in full on the last day of the current period.

                           2) If, as a result of any change in any applicable law or of any directive of any central bank or monetary authority (whether or not having the force of law), the cost to the Bank of making or maintaining the credit accommodation under this Letter is increased then you shall pay to the Bank the full amount of such increased cost on receipt of the Bank's written notice specifying the change and the increased cost incurred by the Bank (which notice shall, absent manifest error, be conclusive). In such event, you may repay the principal outstanding indebtedness hereunder on the last date of the current Interest Period on paying the full amount of any increased costs and all interest accrued to that day.

                           3) If, not later than two business days before an Interest Review Period it appears to the Bank either that funds will not be available to it in the London Interbank Market for the next Interest Period or that LIBOR will not accurately represent the cost to the Bank of making or maintaining the loan during that Interest Period, then the Bank shall notify you accordingly and agree with you an alternative basis for funding the loan or an alternative interest rate for that Interest Period and any such basis or rate agreed within twenty five days from the beginning of the Interest Period shall be retroactive to its beginning. If no agreement is reached within twenty-five days then you shall repay the loan in full on the thirtieth day.

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
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REPRESENTATIONS AND WARRANTIES:

                           You represent and warrant to the Bank and so that these representations and warranties shall survive the making of the loan, and for so long as any part of the loan is outstanding, that:

                           1) You are properly incorporated under the laws of THE CAYMAN ISLANDS and have, under these laws, the power to make this agreement, to borrow and repay the loan and to pay the interest and other monies payable to the Bank;

                           2) All corporate action required on your part and on the part of your shareholders, directors and officers to authorize this agreement and its execution and performance has been properly taken in accordance with the laws of THE CAYMAN ISLANDS and with your own constitution and this agreement has been validly executed, is binding on you, and enforceable against you in accordance with its terms;

                           3) All approvals from any government, tax, monetary or other authorities to enable you to make this agreement and to borrow and repay the loan and to pay thereon in US Dollars and without deduction or withholding of any taxes or other monies have been obtained and are in full force and effect;

                           4) The making of this agreement and the borrowings and repayments of the loan by you will not infringe any other agreement to which you are a party;

                           5) No Event of Default has occurred;

                           6) You are not in default under any other agreement to which you are a party nor are you the subject of any actual, pending or threatened legal proceedings either of which has or may have a material adverse effect on your financial condition;

                           7) Your financial statements and all other financial and other information delivered by you to the Bank are true and accurate, do not omit any material facts or other information which might make them misleading and no material change has occurred since the date of those

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
Page 8

                           valuations or the dates when such other financial and other information was delivered to the Bank. Every notice of drawdown to be delivered by you under Clause 6 above, shall operate as a warranty that these representations and warranties are correct and will remain unaltered and in full force and effect on the relevant drawdown date;

FEES, EXPENSES & ADDITIONAL COSTS:

                           You shall pay to the Bank on demand all reasonable costs, expenses and disbursements (including Stamp Duty and legal fees on a full indemnity, attorney-and-own-client basis) incurred by it in the negotiation, preparation and completion of this agreement and in the maintenance, protection and enforcement of any of the Bank's rights hereunder including but not limited to time and costs of in-house legal counsel, the Bank's internal administration and the costs of the Bank's attorneys on a full indemnity basis (that is, the costs charged to the Bank). You further agree that all costs of all proceedings for the enforcement of the security referred to in this Letter or for obtaining payment of the monies hereby secured or arising shall be recoverable from you as a debt and shall be charged on the security comprised herein. You shall also pay to the Bank on demand any amount which the Bank may certify to be necessary to compensate the Bank for any increased costs or reduction in return resulting from compliance with any change in, or in the interpretation of, any law or regulation or any official directive or request (whether or not having the force of law) including without limitation any relating to mandatory liquid asset and special deposit requirements, which certificate shall in the absence of manifest error be conclusive. You further authorise the Bank (at its sole option in each instance) to deduct any such costs and expenses from time to time from any of your accounts or from any undrawn balances available to you under this Letter.

AMENDMENTS, WAIVERS ETC.:

                           The provisions of this Letter may only be waived or varied in writing signed by you and the Bank. No delay or failure by the Bank in exercising any right or remedy shall be construed or take effect as a waiver or release of that right or remedy and the Bank shall always be entitled to exercise

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
Page 9

                           all its rights and remedies unless it shall have expressly waived them in writing. The remedies provided in the Letter are cumulative and are not exclusive of any remedies provided by law. Each of the provisions of this Letter is severable and distinct from the others, and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the remaining provisions of this letter shall not in any way be affected or impaired thereby.

ASSIGNABILITY:             You may not assign or transfer any rights or
                           obligations under this letter or any security documents; however the Bank may on giving written notice to you assign or transfer all of its rights and obligations under this letter and/or any of the security documents. You will enter into all documents specified by the Bank to be necessary to give effect to any such assignment or transfer. The Bank may upon giving notice to you change its lending office at any time.

LAW: This agreement shall be governed by and construed in accordance with the laws of Bermuda.

REPAYMENT ON DEMAND:       Notwithstanding the foregoing and in accordance with
                           normal banking practice in Bermuda, the Bank reserves the right to demand immediate repayment in full of any monies due to the Bank under this Letter and / or cancel with immediate effect the availability of any undrawn monies made available to you under this Facility Letter.

ACCEPTANCE:                Kindly acknowledge your agreement to the terms and
                           conditions as set out herein by signing and returning the enclosed copy of this letter. Your acceptance must be received on or before 18"' January 2002, or this offer will become null and void.

Yours faithfully,

/s/ Kathy A Lloyd-Hines                                 /s/ Michael McWatt
Kathy A Lloyd-Hines                                     Michael McWatt
AVP & Relationship Manager                              Senior Vice President
Corporate Banking                                       Credit Risk Management

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
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                 (THIS PORTION TO BE COMPLETED BY THE BORROWER)

In consideration of the premises we hereby agree to and accept the terms and conditions of the agreement constituted by this Letter (which agreement shall become legally binding in accordance with its terms).

___________________________________________________    Dated:___________________
For and on behalf of Ocean Conversion (Cayman) Ltd.

___________________________________________________
For and on behalf of Edmund Gibbons Ltd.               Dated:___________________

Accepted and authorised for advance of funds:

By:________________________________

Date:______________________________

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Ocean Conversion (Cayman) Ltd.
January 2nd, 2002
Page 11

                                 SCHEDULE NO. 1

                              CONDITIONS PRECEDENT

From: OCEAN CONVERSION (CAVMAN) LIMITED

1. Your acceptance of this credit facility in accordance with the terms and conditions of this Letter.

2. Receipt of a certified Corporate Resolution from your Board of Directors approving and authorizing the signing of this Facility Letter and authorizing a person or persons to sign all notices and communications in respect of this facility.

3. Receipt of a Registered First Priority fixed & floating charge over the assets of The Company in its standard form.

4.       Receipt of the Attorneys Letter of Confirmation.

5. Receipt of a fully comprehensive insurance policy over the plant at Red Gate Road, Grand Cayman, with the Bank listed as Loss Payee.

6. Payment in cleared funds of the facility fee specified in Clause 13 of this Letter.

7. Copies of the duly signed Contract with Cayman Water Authority and Licence.

From: EDMUND GIBBONS LIMITED

1. Receipt of a certified Corporate Resolution from your Board of Directors approving the Guarantee and authorising a person or persons to sign the necessary documentation.

2.       Receipt of the Attorneys Letter of Confirmation.

3.       Receipt of Guarantee for $2,400,000.